P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 19, 2014) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first fiscal quarter ended July 31, 2014.

Net sales for the first fiscal quarter increased 19% to $211.9 million compared with the same quarter of the prior fiscal year. The Company experienced growth in both the remodeling and new construction channels during the first quarter of fiscal year 2015.

Net income was $9.2 million ($0.59 per diluted share) for the first quarter of the current fiscal year compared with $6.7 million ($0.43 per diluted share) for the first quarter of the prior fiscal year. Exclusive of one-time tax credits, the Company generated $8.2 million ($0.52 per diluted share) of net income for the first quarter of the current fiscal year compared with $6.7 million ($0.43 per diluted share) for the first quarter of the prior fiscal year. The Company recorded a tax benefit of $1.1 million during its first fiscal quarter ended July 31, 2014 related to the federal research and experimentation tax credit for fiscal years 2011 through 2014.

Gross profit for the first quarter of the current fiscal year was 17.5% of net sales compared with 18.9% in the same quarter of the prior year. Gross profit in the current quarter was favorably impacted by higher sales volume and improved operating efficiency that was more than offset by material inflation and costs associated with crewing and infrastructure to support higher levels of sales and installation activity.

Selling, general and administrative costs for the first quarter of the fiscal year 2015 were 11.3% of net sales compared with 12.8% in the same quarter of the prior year. The improvement in the Company’s operating expense ratio was driven by favorable leverage from increased sales and on-going expense control.

The Company generated net cash from operating activities of $9.3 million during the first quarter of fiscal year 2015 compared with $2.3 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability and changes in working capital, which included increases in inventory levels to support higher sales. Net cash used by investing activities was $3.3 million during the first quarter of the current fiscal year compared with $3.0 million during the same period of the prior year due primarily to increased investment in property, plant and equipment. Net cash used by financing activities increased $7.7 million during the first fiscal quarter compared to the same period in the prior year as the company repurchased 130,000 shares of common stock at a cost of $4.1 million and proceeds from the exercise of stock options decreased $3.6 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and nine service centers across the country.

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AMWD Announces First Quarter Results

August 19, 2014

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces First Quarter Results

August 19, 2014

AMERICAN WOODMARK CORPORATION
Unaudited Financial Highlights
(in thousands, except share data)
Operating Results

	Three Months Ended
	July 31
	2014	2013

Net Sales	$211,917	$178,095
Cost of Sales & Distribution	174,803	144,380
Gross Profit	37,114	33,715
Sales & Marketing Expense	15,515	14,484
G&A Expense	8,411	8,401
Restructuring Charges, net	3	82
Insurance Proceeds	—	(94)
Operating Income	13,185	10,842
Interest & Other (Income) Expense	131	160
Income Tax Expense	3,816	4,027
Net Income	$9,238	$6,655

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	15,768,884	15,373,260

Income Per Diluted Share	$0.59	$0.43

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AMWD Announces First Quarter Results

August 19, 2014

Condensed Consolidated Balance Sheet

	July 31	April 30
	2014	2014

Cash & Cash Equivalents	$138,121	$135,700
Customer Receivables	51,374	46,475
Inventories	35,457	31,523
Other Current Assets	10,874	11,718
Total Current Assets	235,826	225,416
Property, Plant & Equipment	74,530	74,049
Other Assets	30,094	30,599
Total Assets	$340,450	$330,064

Current Portion - Long-Term Debt	$1,266	$1,146
Accounts Payable & Accrued Expenses	78,080	75,273
Total Current Liabilities	79,346	76,419
Long-Term Debt	20,456	20,453
Other Liabilities	41,896	42,647
Total Liabilities	141,698	139,519
Stockholders' Equity	198,752	190,545
Total Liabilities & Stockholders' Equity	$340,450	$330,064

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	July 31
	2014	2013

Net Cash Provided by Operating Activities	$9,267	$2,260
Net Cash Used by Investing Activities	(3,272)	(2,950)
Free Cash Flow	5,995	(690)

Net Cash Provided (Used) by Financing Activities	(3,574)	4,159
Net Increase in Cash and Cash Equivalents	2,421	3,469
Cash and Cash Equivalents, Beginning of Period	135,700	96,971

Cash and Cash Equivalents, End of Period	$138,121	$100,440

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